Exhibit 99.1

VUMEE MONETIZES MOBILE AND PC CONTENT FOR ITS FAST-GROWING PLATFORM

2012-10-23 13:00 ET - News Release

POMPANO BEACH, Fla., Oct. 23, 2012 /PRNewswire/ -- VuMee (OTCBB: VUME) -- VuMee.com announced that the company will begin monetizing their video sharing content from both the desktop and mobile platforms. VuMee has entered into agreements with BrightRoll, MonetizeIt and Adap.tv to provide VuMee with pre-roll and banner advertisements. VuMee has gained significant viewership and traffic that made it possible to enter into these partnerships. VuMee's platform allows it to provide several revenue opportunities utilizing pre-roll, mid-roll, post-roll, overlay, display advertising and email advertising. VuMee creates the potential for new and existing brands to utilize its platform for additional market reach.

"VuMee is excited to take the next step in proving out their advertising revenue model, by monetizing our advertising inventory. Working with BrightRoll, Adap.tv and Monetize will enable more brand advertisers to run relevant campaigns to our content, reaching a wide, highly engaged and deeply targeted audience globally," stated Michael Speigel, CEO of VuMee.com.

ABOUT VUMEE

VuMee is a digital mobile advertising platform designed to provide high profile individuals and brands the ability to connect with fans and consumers via engaging and entertaining video content. VuMee utilizes user-friendly push technology to help connect companies, brands and celebrities to targeted consumer segments. It acts as a unique platform to hear from consumers, build visual relationships and connect users with their favorite celebrities and brands through both mobile and PC platforms.

Forward-Looking Statements. Certain of the above statements contained in this press release, such as working with BrightRoll, ADAP.tv and MonetizeIt enabling more brand advertisers to run relevant campaigns against the company's content, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with the company's future growth and operating results, the uncertainty of market acceptance of the company's business plan, competitive factors and general economic conditions. VuMee has no duty and undertakes no obligation to update such statements.

CONTACT: Ryan Richeal of Play Deep, +1-239-209-2656

SOURCE VuMee